Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

MANUFACTURING AGREEMENT

DPT LAKEWOOD, LLC

AND

INSYS THERAPEUTICS

Table of Contents

I - DEFINITIONS			4

1.1		ACT	4
1.2		FDA	4
1.3		FORECASTED NEEDS	4
1.4		LABEL, LABELED, OR LABELING	5
1.5		MANUFACTURING FEE	5
1.6		LAUNCH YEAR	5
1.7		MATERIALS FEE	5
1.9		PACKAGING	6
1.10		PRODUCT(S)	6
1.11		SPECIFICATIONS	6

II - PRODUCT MANUFACTURE AND SUPPLY			6

2.1		MANUFACTURE AND PURCHASE	6
2.2		SUPPLY OF MATERIALS	7
	(a)	Materials Supplied by COMPANY	7
	(b)	Materials Supplied by DPT	8
	(c)	Packaging and Labeling	8
2.3		MATERIALS TESTING	8
2.4		MATERIAL SAFETY DATA SHEETS	9
2.5		COMMENCEMENT OF MANUFACTURING FOR NEW PRODUCTS	9
2.6		PURCHASE ORDERS	9
	(a)	Purchase of Products	9
	(b)	Forecasted Needs	9
	(c)	Time of Issuance	10
	(d)	Contents of Purchase Orders	10
2.7		REJECTED PRODUCTS	11
	(a)	Rejection of Product by COMPANY	11
	(b)	Replacement of Rejected Product	11
	(c)	Responsibility for Costs	11
	(d)	Resolution of Conflict	12
2.8		PRODUCT PRICE	13
	(a)	Manufacturing Fees	13
	(b)	Materials Fees	13
2.9		PAYMENT	14
2.10		LATE PAYMENT	14
2.11		DISPOSAL COSTS	15

III - SHIPMENT AND RISK OF LOSS		15

3.1	SHIPMENT	15
3.2	DELIVERY TERMS	15
3.3	CLAIMS	15

IV - TERM AND TERMINATION		16

4.1	TERM	16
4.2	TERMINATION	16
4.3	PAYMENT ON TERMINATION	16
4.4	SURVIVAL	16

V - CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE		17

5.1	CERTIFICATES OF ANALYSIS	17
5.2	STABILITY TESTING	17
5.3	VALIDATION WORK OR ADDITIONAL TESTING	17
5.4	FDA INSPECTION	17
5.5	REGULATORY FILINGS	18

VI - WARRANTIES		18

6.1	CONFORMITY WITH SPECIFICATIONS	18
6.2	COMPLIANCE WITH THE ACT	18
6.3	CONFORMITY WITH FDA REGULATIONS AND CGMP’S	18
6.4	COMPLIANCE OF PACKAGING AND LABELING WITH LAWS AND REGULATIONS	18
6.5	ACCESS TO DPT’S FACILITIES	19
6.6	DISCLAIMER	19

VII - FORCE MAJEURE		19

VIII - CHANGES TO PROCESS OR PRODUCT		20

8.1	CHANGES BY COMPANY	20
8.2	CHANGES BY DPT	20
8.3	CHANGES BY REGULATORY AUTHORITIES	20
8.4	OBSOLETE INVENTORY	21

IX - CONFIDENTIAL INFORMATION		21

9.1	CONFIDENTIAL INFORMATION	21
(a)	Obligations of Confidentiality	21
(b)	Exceptions	22
(c)	DPT Business Model	22
9.2	TRADEMARKS AND TRADE NAMES	22
9.3	INVENTIONS AND PATENTS	23

Section 8 regarding Collaborative Efforts of the Research and Development Services Agreement between DPT and COMPANY dated April 17, 2009, is hereby incorporated in its entirety by its reference and shall remain in effect for the term of this Agreement.		23

X - RESEARCH & DEVELOPMENT SERVICES		23

10.1	R&D SERVICES	23
(a)	Research Products	23
(b)	Project Protocol	23
(c)	Costs	24
(d)	Obsolete Inventory	24

XI - INDEMNIFICATION		25

11.1	INDEMNIFICATION BY DPT	25
11.3	INDEMNIFICATION BY COMPANY	25

11.6	PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS	26
(a)	Warranty by COMPANY	26
(b)	Warranty by DPT	26
11.7	CONDITIONS OF INDEMNIFICATION	26

XII - GENERAL PROVISIONS		27

12.1	NOTICES	27
12.2	ENTIRE AGREEMENT; AMENDMENT	27
12.3	WAIVER	28
12.4	OBLIGATIONS TO THIRD PARTIES	28
12.5	ASSIGNMENT	28
12.6	GOVERNING LAW AND ARBITRATION	28
(a)	Governing Law	28
(b)	Arbitration	28
(c)	Mediation	30
(d)	Costs	32
12.7	SEVERABILITY	32
12.8	HEADINGS, INTERPRETATION	32
12.9 COUNTERPARTS		32
12.10 INDEPENDENT CONTRACTOR		32

This Manufacturing Agreement (the “Agreement”) is made as of this 24th day of May, 2011 (the “Effective Date”) by and between Insys Therapeutics, a corporation organized under the laws of the State of Delaware with its principal place of business at 10220 South 51st Street, Suite 2, Phoenix, AZ 85044 (hereinafter referred to as “COMPANY”) and DPT Lakewood, LLC, a corporation organized under the laws of the State of Delaware with a place of business at 1200 Paco Way, Lakewood, New Jersey, 08701, including its affiliate DPT Laboratories, Ltd. (hereinafter collectively referred to as “DPT”).

WITNESSETH:

WHEREAS, COMPANY is engaged in the distribution and sale of certain pharmaceutical and/or cosmetic products; and

WHEREAS, DPT owns and has a broad spectrum of technologies for the development, formulation, testing, control, manufacture, filling and distribution of pharmaceutical, over-the-counter and cosmetic products; and

WHEREAS, COMPANY desires DPT to manufacture and sell the Products hereinafter defined to COMPANY, and DPT desires to do so.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

I—DEFINITIONS

1.1	Act

“Act” means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2	FDA

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.3	Forecasted Needs

“Forecasted Needs” means COMPANY’s estimate of Products to be ordered from DPT for each of the eighteen (18) months following the month in which such estimate is provided.

1.4	Label, Labeled, or Labeling

“Label”, “Labeled”, or “Labeling” means all labels and other written, printed, or graphic matter upon: (i) Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

1.5	Manufacturing Fee

“Manufacturing Fee” means the fee paid by COMPANY to DPT for services required to manufacture and package Products. The Manufacturing Fee is quoted in single final Product unit increments (i.e. by the bottle or tube). The Manufacturing Fee shall include services for incoming inspection and testing of materials, compounding of bulk, packaging Product, testing Product for release, making Product ready for shipment, and minimum product documentation (one copy of Certificate of Analysis.) The Manufacturing Fee does not include, without limitation, any research & development support, package engineering studies, validation support, FDA audit support, extensive reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications. These services are in addition to the Manufacturing Fee and shall be billed by the hour at DPT’s then-prevailing R&D hourly rate in accordance with Section XI contained herein. In addition, the Manufacturing Fee does not include warehousing or distribution of Product, any materials costs or costs associated with establishing or manufacturing new materials such as art charges, die costs, plate costs, and packaging equipment change parts.

1.6	Launch Year

“Launch Year” means a period of a variable number of months commencing on the first day of the month following the initial invoicing of Product which has been commercially manufactured by DPT in accordance with the terms and conditions of this Agreement and ending on December 31 of the year of the initial invoicing.

1.7	Materials Fee

“Materials Fee” is quoted in single final Product unit increments and is defined as DPT’s Standard Cost (“Standard Cost” is the average actual cost to DPT of materials plus incoming freight, scrap/yield loss adjustments and any other recurring costs directly attributable to acquiring the material) […***…] for administration and carrying costs. Materials Fee does not include, without limitation, costs associated with establishing, testing or manufacturing components or new materials such as reference standards, reagents, art charges, die costs, mold or tooling

5	***Confidential Treatment Requested

costs, plate costs, and packaging equipment change parts. These items will be invoiced to COMPANY at DPT’s cost on a net thirty (30) basis and COMPANY agrees to reimburse DPT for any such authorized expenditures made on COMPANY’s behalf.

1.8	Material Safety Data Sheet

“Material Safety Data Sheet” (“MSDS”) means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto.

1.9	Packaging

“Packaging” means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, Product.

1.10	Product(s)

“Product(s)” means product(s) (as listed in Schedule A) manufactured, packaged, labeled and/or finished by DPT to meet the Specifications (as hereinafter defined).

1.11	Specifications

“Specifications” means the (i) raw material specifications (including chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); and (vi) finished Product specifications release criteria including DPT’s Acceptable Quality Limits (“AQL’s”). Specifications shall be established and/or amended from time to time upon the written agreement of both DPT and COMPANY via a Change Control Request (“CCR”) in accordance with Section IX below.

II—PRODUCT MANUFACTURE AND SUPPLY

2.1	Manufacture and Purchase

Subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture for and provide to COMPANY, and COMPANY agrees that it will purchase from DPT, one hundred percent (100%) of the

COMPANY’s requirements of the Products. COMPANY shall pay DPT for Products according to paragraph 2.8 below. DPT shall manufacture Products in accordance with the Specifications or pursuant to exceptions approved by COMPANY, and in sufficient quantity to meet COMPANY’s Forecasted Needs for the length of this Agreement.

2.2	Supply of Materials

(a)	Materials Supplied by COMPANY

If COMPANY is to supply any material for manufacture of Products as set forth under this Section, COMPANY shall notify DPT, in writing, specifying which materials it will supply. COMPANY shall provide DPT with said materials at COMPANY’s expense along with Certificates of Analysis and MSDS sheets relating to same, at a minimum of thirty (30) days prior to DPT’s scheduled production of Product requiring said materials and in sufficient amounts for DPT’s manufacture of Product but not to exceed quantities necessary to support four (4) months of the most recently supplied Forecasted Needs or the minimum order quantity whichever is greater. COMPANY supplied material in excess of these amounts shall be either subject to storage fees or returned to COMPANY. All COMPANY supplied material shall be shipped to DPT freight prepaid. In the event COMPANY ships or causes to ship such material freight collect, DPT shall invoice COMPANY for the cost of the freight plus a reasonable administrative fee which invoice shall be paid promptly upon receipt. DPT is hereby authorized by COMPANY to return any portion of COMPANY supplied material for which no future production is planned. COMPANY shall be responsible for the quality of all COMPANY-supplied materials. COMPANY shall be responsible for the payment of all personal property and other taxes incident to the storage of COMPANY-owned material at DPT. For each lot of materials supplied by COMPANY, DPT shall perform the quality control and inspection tests as agreed to in the Specifications unless COMPANY has made arrangements in writing for pre-approved material. DPT shall have the right to reject any pre-approved material which does not meet the Specifications in accordance with paragraph 2.3 below. DPT warrants that it will maintain, for the benefit of COMPANY, complete and accurate records of the inventory of all such COMPANY-supplied materials. If requested by COMPANY, DPT will provide to COMPANY a monthly report of ending monthly inventory balance of each COMPANY supplied/owned materials stored at DPT. This reporting will be supplied exclusively on DPT forms.

(b)	Materials Supplied by DPT

DPT shall be responsible for supply, at the expense of COMPANY of all other commodities necessary for the manufacture of Products. All DPT supplied materials will be billed to COMPANY on the respective invoice for Product, into which the DPT supplied materials was converted, as part of the Materials Fee, and in addition to the Manufacturing Fee, all in accordance with the provisions of paragraph 2.8 below.

(c)	Packaging and Labeling

COMPANY shall provide DPT with Specifications (including art proofs) for Packaging and Labeling, and DPT shall purchase, at the expense of COMPANY, Packaging and Labeling in accordance with the Specifications.

(d)	Additional Charges

COMPANY shall be responsible for any additional charges (including, but not limited to, items such as brokerage fees, courier expenses, duty fees payable, etc.) that are incurred in the procurement of any materials and/or Packaging and Labeling components as detailed in the immediately preceding sub-sections (a), (b) and (c); required for the manufacture of the Products, irrespective of which party to the Agreement is responsible for supplying such items.

(e)	Safety Stock

At least annually, and more frequently depending on business conditions, COMPANY shall determine and inform DPT of the level of safety stock inventory for API and Materials, by Product, that DPT shall hold in its warehouse. COMPANY shall pay for such safety stock inventory for API and Materials and associated storage fee as agreed upon in writing between the parties.

2.3	Materials Testing

All materials and packaging supplies shall, when received by DPT, be submitted to analysis and evaluation in accordance with DPT’s SOP’s to determine whether or not said materials meet the Specifications. The cost of all such analyses and evaluations shall be borne by DPT, except as otherwise provided in paragraph 2.2 of this Agreement. DPT agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

2.4	Material Safety Data Sheets

Prior to DPT’s receipt and testing, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, COMPANY shall provide MSDS sheets to DPT for finished products and all components necessary for the manufacture of Products. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided.

2.5	Commencement of Manufacturing for New Products

No later than four (4) months prior to the initial calendar year of a new Product added to this Agreement, COMPANY agrees to notify DPT of its delivery requirements, including firm orders for same, for the four (4) months and shall provide its Forecasted Needs for the first calendar year in order to ensure timely delivery of Product for initial sale and marketing.

2.6	Purchase Orders

(a)	Purchase of Products

COMPANY agrees to purchase from DPT all Products manufactured for COMPANY by DPT in accordance with COMPANY’s purchase orders or Forecasted Needs to the extent such Products meet the Specifications or exceptions approved by COMPANY. Products shall be ordered by COMPANY by the issuance of separate, pre-numbered purchase orders in increments of full batches and in minimum order quantities.

(b)	Forecasted Needs

COMPANY shall provide DPT with a written, non-binding eighteen (18) month projection with specific data as to its Forecasted Needs. Such Forecasted Needs shall be updated by COMPANY monthly on or before the 10th day of each calendar month on a rolling eighteen (18) month basis. It is understood and agreed that with respect to all Forecasted Needs issued to DPT by COMPANY pursuant to the terms hereof, the forecast for the first four (4) months thereof shall constitute a firm order for Products, regardless of receipt of COMPANY’s actual purchase order. Thereafter,

COMPANY shall provide DPT with a Purchase Order on or before the 10th day of each calendar month. DPT may produce Product up to thirty (30) days prior to the requested delivery date in order to accommodate fluctuations in production demands. The remaining fourteen (14) months of the Forecasted Needs shall be utilized by DPT for purposes of material acquisition on behalf of COMPANY and DPT production planning. DPT shall attempt to minimize the material inventory purchased on behalf of COMPANY. Certain materials, however, may have long lead times and/or require a minimum order quantity. Therefore, DPT may order the chemical and packaging components necessary to support up to six (6) months of COMPANY’s Forecasted Needs, or the applicable minimum order quantity, whichever is greater. Should COMPANY subsequently reduce its Forecasted Needs, COMPANY will be financially responsible for any material purchased by DPT on COMPANY’s behalf. Any such material which is subsequently rendered in excess of that required to support up to six (6) months of COMPANY’s Forecasted Needs may be subject to storage and inventory caring fees. DPT may require a deposit for such materials and such materials may also be subject to storage and inventory carrying cost fees.

(c)	Time of Issuance

COMPANY shall issue written purchase orders for Products to DPT at least one hundred twenty (120) days prior to the requested delivery dates if the requirements are at or below one hundred twenty-five percent (125%) of the applicable Forecasted Needs, and at least one hundred fifty (150) days prior to the requested delivery dates if the requirements exceed the Forecasted Needs by more than one hundred twenty-five percent (125%).

(d)	Contents of Purchase Orders

COMPANY’s purchase orders shall designate the desired quantities of Products, delivery dates and destinations. This Agreement allows for up to three (3) shipping destinations per batch of Product. Additional destinations can be accommodated for a shipping preparation fee to be negotiated by DPT and COMPANY.

2.7	Rejected Products

(a)	Rejection of Product by COMPANY

COMPANY may reject any Product which fails to meet the Specifications, provided that such failure impairs the safety or efficacy of the Product (“Rejected Product”). COMPANY shall, within twenty (20) days after its receipt of any shipment of Product and related Certificate of Analysis of Product batch (as described in paragraph 5.1 hereof), notify DPT in writing of any claim relating to rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch. Such notice to DPT shall specify why the Product batch failed to perform to Specifications. COMPANY shall grant to DPT the right to inspect or test said Product batch. All Products shall be submitted to inspection and evaluation in accordance with DPT’s SOP’s to determine whether or not said Products meet the Specifications.

(b)	Replacement of Rejected Product

As to any Rejected Product pursuant to paragraph 2.7(a) above (including phases of or complete batches of bulk product), DPT shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments) promptly after all materials are available to DPT for the manufacture. If requested, DPT shall make arrangements with COMPANY for the return or disposal of Rejected Product.

(c)	Responsibility for Costs

For the initial three (3) commercial batches and all validation batches of a Product produced by DPT, or in the event a Rejected Product is due to COMPANY supplied information, formulations or materials, COMPANY shall bear one hundred percent (100%) of all costs directly related to and invoiced for Rejected Product including cost of destruction of the Rejected Product, which shall be conducted by COMPANY in accordance with all applicable laws and regulations. Upon the completion of all necessary validation batches and in the event a validated Product is rejected due to DPT’s failure to follow cGMP’s and/or comply with applicable written procedures and such failure renders the Product unmarketable, DPT shall bear one hundred percent (100%) of the manufacturing fees, costs of all materials (except for the Aptar device) supplied by DPT and cost of destruction. […***…]. In the

11	***Confidential Treatment Requested

event a validated Product does not meet final Specifications and results in a Rejected Product, but such failure is not due to either COMPANY supplied information or DPT’s failure to follow written procedures, the COMPANY shall bear all Materials Fees with DPT bearing all Manufacturing Fees related to Rejected Product, and with destruction to be paid by the COMPANY. Destruction of Rejected Product shall be in accordance with all applicable laws and regulations and the party conducting the destruction shall indemnify the other party hereto for any liability, costs or expenses, including attorney’s fees and court costs, relating to a failure to dispose of such Product in accordance with such laws and regulations. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law.

(d)	Resolution of Conflict

In the event of a conflict between the test results of DPT and the test results of COMPANY with respect to any shipment of Product batch, a sample of such Product batch shall be submitted by DPT to an independent laboratory or recognized industry expert acceptable to both parties for testing against the Specifications utilizing the methods set out in the Specifications. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with paragraph 12.6 (b) below.

(e)	Recalled Product

In the event (I) any government authority issues a request, directive or administrative order that Product be recalled, or (ii) a court of competent jurisdiction orders a Product recall, or (iii) the COMPANY reasonably determines that the Product should be recalled, the parties shall take all appropriate corrective actions which are reasonable under the circumstances. In the event that such recall results solely from the breach of DPT’s warranties under this Agreement, DPT shall be responsible for the administrative expenses of the recall in any case not to exceed […***…] per recall incident as well as for the cost of replacing the recalled Product. In the event the recall results from the breach of COMPANY’s warranties under this Agreement, COMPANY shall be responsible for all of the expenses of the recall. For the purposes of this Agreement, administrative expenses of the recall shall be the expenses of notification, destruction or return of the recalled Product; including

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any reasonable out-of-pocket costs incurred by the parties in connection with any corrective action.

2.8	Product Price

(a)	Manufacturing Fees

The initial Manufacturing Fees to be paid by COMPANY to DPT are listed in Schedule A. The parties hereto agree that the Manufacturing Fees set out in Schedule A shall be re negotiated, in good faith, at the beginning of each calendar year. If the parties are unable to agree on a re-negotiated price at least thirty (30) days prior to the start of a new twelve (12) month period, then this Agreement, effective the first day of January of the new twelve (12) month period, shall continue in force with prices being adjusted to reflect the change in the most recently published monthly “Producer Price Index for Pharmaceutical Preparation Manufacturing”, issued by the Bureau of Labor Statistics, US Department of Labor (“PPI”), or comparable successor index, in July of the preceding year as compared to the same month of the year prior thereto until such time as to when price negotiation can be completed.

In addition, Manufacturing Fees are based on annual volumes for Products. DPT reserves the right to re-evaluate Manufacturing Fees at the beginning of the second calendar year (and each calendar year thereafter) in the event that actual volumes differ from those volumes listed in Schedule A. by more than ten percent (10%).

Prices for new Products or new Product sizes, new batch sizes or product configuration changes not initially included in Schedule A, shall be negotiated and DPT and COMPANY shall arrive at a mutual agreement with respect to prices at the time said new Products or new Product sizes are added to Schedule A.

If a negotiated price cannot be agreed upon, final pricing for any of the above will be settled in accordance with paragraph 12.6 (b) below.

(b)	Materials Fees

The Materials Fee to be paid by COMPANY to DPT shall be listed in Schedule A within one hundred twenty (120) days of commencement of the initial commercial products of the applicable Product. The Materials Fee will be adjusted once annually at the beginning of each calendar year and Schedule A shall be amended accordingly based on changes in DPT’s standard costs for materials. In the event, however, the cost of a material increases during any calendar year greater than ten percent (10%), DPT may promptly upon the effective date of such increase adjust its invoice price for said material to COMPANY to compensate for the increase.

Material Fees for new Products or new Product sizes, new batch sizes or product configuration changes not initially included in Schedule A, shall be established at the time of first production.

2.9	Payment

Payment for all deliveries of Product and services shall be made in U.S. Dollars (USD), net thirty (30) days after the date of DPT’s invoice therefor. Invoices shall be generated upon shipment of Product from DPT. Total invoice price shall be equal to the quantity of Product times the Total Price per unit effective on the date of Product release, as listed in Schedule A. Payments shall be made by certified check, via wire transfer or through other instrument accepted by DPT. Fund transfers by wire should be made to the following:

Account name:	[…***…]
Account number:	[…***…]
Bank name:	Bank of America
ABA routing number:	[…***…]
SWIFT code (US$)	[…***…]
Bank location:	901 Main Street, 8th Floor Dallas, Texas 75202
Contact:	[…***…]
[…***…]

2.10	Late Payment

A late fee of one and one-half percent (1.5%) of total invoice can be added each month for late payments. DPT, at its sole discretion, has the right to discontinue COMPANY’s credit on future orders and to put a hold on any production or shipment of Product if COMPANY’s account is not current. Such hold on production or shipment shall not constitute a breach of this Agreement by DPT. In the event credit is discontinued, a one hundred percent (100%) material deposit paid by COMPANY to DPT will be required prior to DPT ordering materials. In addition, a fifty percent (50%) Manufacturing Fee deposit will be required prior to DPT

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manufacturing any Product and the balance of the invoice must be paid in full prior to shipment.

2.11	Disposal Costs

DPT reserves the right to invoice COMPANY for all disposal costs, related to manufacture of the Products, unless the disposal relates to a Rejected Product causes by the failure of DPT to follow established written procedures.

III—SHIPMENT AND RISK OF LOSS

3.1	Shipment

Shipment of Product shall be in accordance with COMPANY instructions, provided that shipment is made in accordance with all relevant statutory requirements. Product will be shipped to COMPANY or its designee immediately upon release, freight collect. At COMPANY’s request, DPT may hold Product in DPT’s warehouse for a storage fee. Product held at DPT will be subject to payment as if the product was shipped in accordance with paragraph 2.9 above. If COMPANY requests DPT to make any miscellaneous small shipments of Product, material, or other items on COMPANY’s behalf, COMPANY agrees to reimburse DPT for any shipping charges incurred.

3.2	Delivery Terms

The delivery terms of the Products detailed in Schedule A hereof shall be Ex Works (“EXW” Incoterms 2010) DPT’s plant of manufacture, freight collect. Title to, and risk of loss for, Product, shall transfer from DPT to COMPANY when DPT makes the Product available to COMPANY at its plant of manufacture. COMPANY shall bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.

3.3	Claims

The weights, tares and tests affixed by DPT’s invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by COMPANY unless made within thirty (30) days of receipt of Product by COMPANY.

IV—TERM AND TERMINATION

4.1	Term

The initial term of this Agreement shall commence on the Effective Date hereof and will continue until December 31 of the fifth (5th) calendar year following the Launch Year, unless sooner terminated pursuant to paragraph 4.2 below. This Agreement shall thereafter automatically renew for periods of twenty-four (24) months, unless any party shall give notice to the other to the contrary at least twenty four (24) months prior to the expiration of the initial term or any renewal term of the Agreement.

4.2	Termination

This Agreement may be terminated at any time upon the occurrence of either of the following events:

(a)	The failure of either party to comply with its obligations herein, which failure is not remedied within sixty (60) days after written notice thereof.

(b)	Notice by either party to the other upon the insolvency or bankruptcy of the other party.

4.3	Payment on Termination

In the event of the termination or cancellation of this Agreement for any reason besides DPT termination, and without prejudice to any other rights and remedies available to DPT hereunder, COMPANY agrees to reimburse DPT the Materials Fee directly ordered for the manufacture of Products based on COMPANY’s Forecasted Needs as well as for work-in-process and finished Products.

4.4	Survival

Termination of this Agreement under paragraph 4.2 or due to expiration or cancellation shall not relieve either party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Sections VI, VII, IX, X, XI and XII hereof shall survive the termination or cancellation of this Agreement for any reason.

V—CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

5.1	Certificates of Analysis

DPT shall test each lot of Product purchased pursuant to this Agreement before delivery to COMPANY. Each Certificate of Analysis shall set forth the items tested, specifications and test results for each lot delivered. DPT shall send one (1) Certificate of Analysis to COMPANY at the time of the release of Product. Extraordinary reporting or documentation, outside this Agreement, may be subject to an additional charge by DPT.

5.2	Stability Testing

DPT shall perform its standard stability test program as defined in DPT’s SOP’s or as separately agreed to in accordance with a CCR for each of the Products contained herein. COMPANY shall receive a copy of DPT’s Annual Product Review for each Product as long as DPT is continuing to produce such Product for COMPANY and for as long as COMPANY’s account is current. If COMPANY elects to perform its own stability testing on Product, COMPANY agrees to provide DPT with a copy of the results from such testing on an annual basis.

5.3	Validation Work or Additional Testing

It is understood by the parties hereto that the responsibility for any validation work shall be the sole responsibility of COMPANY. The parties agree that for any validation work or additional testing in connection with the Product, DPT and COMPANY shall enter into a specific written Project Protocol establishing methodology and pricing for such services. It is understood between the parties hereto that if DPT is required by regulatory authority to perform validation studies or additional testing in order to legitimately continue to engage in the manufacture of the Product for COMPANY and DPT and COMPANY cannot reach an agreement on a written Project Protocol, then DPT shall be under no obligation to continue the manufacture of the Product affected by said regulation.

5.4	FDA Inspection

DPT shall advise COMPANY if an authorized agent of the FDA or other governmental agency visits DPT’s manufacturing facility and requests or requires information or changes which specifically pertain to the Products. FDA audit time specific to Products will be billed to COMPANY from DPT at the then-prevailing QA hourly rate.

5.5	Regulatory Filings

COMPANY agrees to provide DPT with copies of any sections of NDA’s, ANDA’s, 510(k)’s or other regulatory filings applicable to the Products manufactured and/or tested by DPT, and copies of any changes in or updates of same as they, from time to time, hereafter occur.

VI—WARRANTIES

6.1	Conformity with Specifications

DPT warrants that all Products sold pursuant to this Agreement will have been manufactured in accordance with the Specifications for the release of the Product or pursuant to exceptions approved by COMPANY at the time of manufacture.

6.2	Compliance with the Act

COMPANY shall bear sole responsibility for the validity of all test methods and appropriateness of all Specifications. In addition, COMPANY shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. COMPANY further warrants that it has obtained any and all necessary approvals from all applicable regulatory agencies necessary to manufacture and distribute all Products under this Agreement.

6.3	Conformity with FDA regulations and cGMP’s

Subject to the provisions set forth in paragraph 6.2 and 6.4 hereof, DPT warrants that all Products shall have been manufactured by DPT in compliance with applicable FDA regulations and current Good Manufacturing Practices as that term is defined under the Act.

6.4	Compliance of Packaging and Labeling with Laws and Regulations

COMPANY warrants that all Labeling copy and artwork approved, designated or supplied by COMPANY shall be in compliance with all applicable laws and governmental regulations. Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the sole responsibility of COMPANY, provided that DPT purchases such Packaging and Labeling as provided in paragraph 2.2 (c) hereof. COMPANY hereby represents and warrants to DPT that all COMPANY designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws, and agrees to indemnify DPT, its employees, officers, directors and representatives for any claim, loss or damage including reasonable attorney’s fees paid or incurred by any of them in connection therewith.

6.5	Access to DPT’s Facilities

COMPANY shall have access to DPT’s facilities at a mutually agreeable time for the sole purpose of auditing DPT’s compliance with current Good Manufacturing Practices and the Act. Such access shall in no way give COMPANY the right to any of DPT’s confidential or proprietary information. Further, such audits shall normally be limited to every eighteen (18) months and three (3) employees of COMPANY who are subject to the same requirements of confidentiality as COMPANY.

6.6	Disclaimer

DPT AND COMPANY MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, LABELING OR PACKAGING; EXCEPT AS DETAILED HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. IN NO EVENT WILL DPT BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, COST OF COVER, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF DPT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DPT’S LIABILITY UNDER THIS AGREEMENT FOR FIRST PARTY DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, RESTITUTION, WILL NOT EXCEED, THE AMOUNT OF MANUFACTURING FEES PAID BY COMPANY TO DPT UNDER THIS AGREEMENT UP TO A MAXIMUM AMOUNT OF […***…].

VII—FORCE MAJEURE

Failure of either party to perform its obligations under this Agreement shall not subject such party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, acts of terrorism, fires, explosion, flood, drought, war, riot, sabotage, embargo, strikes, compliance with any court order or regulation of any government entity

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acting with color of right or by any other cause beyond the reasonable control of the parties, whether or not foreseeable.

VIII—CHANGES TO PROCESS OR PRODUCT

8.1	Changes by COMPANY

If COMPANY at any time requests a change to Product and DPT agrees such change is reasonable with regard to Product manufacture; (i) such change shall be incorporated within the Master Batch Record and/or Specifications via a written CCR reviewed and agreed upon by both DPT and COMPANY; (ii) The parties shall adjust the price of Product, if necessary, and Schedule A shall be amended accordingly; and (iii) COMPANY shall pay DPT for the costs associated with such change including, but not limited to, any additional development or validation work required, charged at DPT’s then-prevailing R&D rates in accordance with Section XI contained herein.

8.2	Changes by DPT

DPT agrees that any changes developed by DPT, which may be incorporated into the Product shall require the written approval of COMPANY via a CCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. It is also agreed that any regulatory filings incident to any such change shall be the sole responsibility of COMPANY.

8.3	Changes by Regulatory Authorities

The parties agree that any changes required by regulatory authority, shall be incorporated into the Product as evidenced by the written approval of COMPANY via a CCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. If DPT is required by regulatory authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for COMPANY, such studies shall be conducted in accordance with paragraph 5.3 herein. Any costs to DPT resulting from the operation of this paragraph shall be reimbursed by COMPANY.

8.4	Obsolete Inventory

Any COMPANY-specific inventory including, but not limited to, materials, work-in-process, and Products rendered obsolete as a result of formula, artwork or packaging changes requested by COMPANY or by changes required by regulatory authority shall be reimbursed to DPT by COMPANY at DPT’s Materials Fee. At such time and unless otherwise instructed by COMPANY agreed by DPT, DPT will ship the obsolete inventory to COMPANY for destruction by COMPANY. COMPANY shall bear one hundred percent (100%) of all shipping and destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and COMPANY shall indemnify DPT for any liability, costs or expenses, including attorney’s fees and court costs, relating to COMPANY’s failure to dispose of such inventory in accordance with such laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. If DPT does not receive disposition instructions from COMPANY within ninety (90) days from date of obsolescence, obsolete inventory remaining at DPT’s facilities shall be subject to a deposit covering the standard cost of the obsolete inventory and storage fees.

IX—CONFIDENTIAL INFORMATION

9.1	Confidential Information

(a)	Obligations of Confidentiality

All confidential information furnished by COMPANY to DPT, or by DPT to COMPANY, during the term of this Agreement, relating to the subject matter hereof, shall be kept confidential by the party receiving said confidential information, except for purposes authorized by this Agreement, and shall not be disclosed to any person or firm, unless previously authorized in writing to do so, for a period of not less than five (5) years following the date of disclosure. The party receiving said confidential information may, however, disclose the same to its responsible officers and employees who require said information for the purposes contemplated by this Agreement, provided that said officers and employees shall have assumed like obligations of confidentiality. It is understood that all confidential information provided by either party shall be identified or marked as such. Any oral communications which are to be considered confidential shall be reduced to writing and identified as confidential within thirty (30) days after disclosure.

(b)	Exceptions

Any other provisions hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and nonuse herein assumed shall not apply to any information which:

(1)	is at the time of disclosure or thereafter so becomes a part of the public domain; or

(2)	was otherwise in the receiving party’s lawful possession prior to disclosure as shown by its written record; or

(3)	is hereafter disclosed to the receiving party by a third party purporting not to be in violation of an obligation of confidentiality to the disclosing party relative to said information; or

(4)	is by mutual agreement of the parties hereto released from a confidential status; or

(5)	is required to be disclosed pursuant to regulatory or legal requirements.

(c)	DPT Business Model

COMPANY acknowledges that as a contract manufacturing organization, DPT’s business involves the application of its expertise, technology and know-how to numerous pharmaceutical and other products and that DPT retains the right (subject to its obligations under the applicable confidentiality provision or agreement) to apply such expertise, technology and know-how to a variety of products or services.

9.2	Trademarks and Trade Names

(a)	Each party hereby acknowledges that it does not have, and shall not acquire any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed.

(b)	Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

9.3	Inventions and Patents

Section 8 regarding Collaborative Efforts of the Research and Development Services Agreement between DPT and COMPANY dated April 17, 2009, is hereby incorporated in its entirety by its reference and shall remain in effect for the term of this Agreement.

X—RESEARCH & DEVELOPMENT SERVICES

10.1	R&D Services

(a)	Research Products

From time to time, COMPANY may request, in writing, that DPT evaluate, develop, manufacture, test and/or provide price quotations for certain new items which may become Products (hereinafter referred to as “Research Products”) on behalf of COMPANY. If DPT agrees to perform such services, DPT shall so notify COMPANY within sixty (60) days of its receipt of COMPANY’s request. To the extent that DPT agrees to perform any services hereunder for COMPANY, DPT shall only be obligated to act in good faith and to use reasonable efforts to accomplish the desired results as outlined in a mutually agreed upon Project Protocol. Nothing herein shall obligate DPT to achieve any specific results and DPT makes no warranties or representations that it will be able to achieve the desired results.

(b)	Project Protocol

Should DPT agree to perform any services hereunder, DPT shall submit a written development proposal in the form of a Project Protocol to COMPANY identifying DPT’s best estimate of the development costs. This estimate shall include, but not be limited to, labor hours for development, testing, scale up, stability, report writing, etc., as well as all reasonably foreseeable associated tasks and expenses. If this estimate is acceptable to COMPANY and COMPANY so notifies DPT by approving the Project Protocol in writing, DPT shall begin work as outlined in the Protocol. It is understood between both parties that during any development project unforeseen circumstances may evolve, including, but not limited to, termination of any further activity due to unacceptable results, significant reevaluation due to marginal results, etc. DPT will promptly notify COMPANY of any such unforeseen circumstances before proceeding at which time either COMPANY or DPT may terminate the project or mutually agree to amend or completely revise the Project Protocol. In the case where the project is terminated or revised, COMPANY will be obligated to pay for all of the work performed by DPT up to that point.

(c)	Costs

Material costs involved will be billed to COMPANY at DPT’s cost […***…] for administration and carrying costs. The foregoing development costs shall be paid to DPT in accordance with DPT’s standard invoicing procedures regardless of whether DPT is able to accomplish the results which COMPANY requested. All invoices shall be paid by COMPANY in accordance with paragraph 2.7 above. On or before sixty (60) days of the development of a finished product prototype (which shall include final primary container selection filled with Research Product), DPT will provide an estimate of the Manufacturing Fee. DPT may also provide an estimate of the Materials Fee, should specifications be known for these items at such time. The estimated Manufacturing Fee shall automatically be adjusted annually based upon CPI adjustments pending commencement of Production.

(d)	Obsolete Inventory

Any COMPANY-specific inventory including, but not limited to, materials, bulk Research Product, waste by-products, testing supplies, stability samples, work-in-process, and finished goods rendered obsolete at the conclusion, revision or termination of the development project shall be shipped to COMPANY or, at DPT election destroyed by DPT. COMPANY shall bear one hundred percent (100%) of all destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and COMPANY shall indemnify DPT for any liability, costs or expenses, including attorney’s fees and court costs, relating to COMPANY’s failure to dispose of such inventory in accordance with such laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. DPT shall notify COMPANY of its intention to dispose of inventory. If DPT does not receive disposition instructions from COMPANY within ninety (90) days from date of obsolescence, obsolete inventory remaining at DPT’s facilities shall be subject to storage fees.

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XI—INDEMNIFICATION

11.1	Indemnification by DPT

Subject to paragraph 6.6 above, DPT will indemnify and hold COMPANY harmless against any and all liability, damage, loss, cost, or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against COMPANY which arise from DPT’s breach of its warranties set forth in Section VI hereof, up to the amount of insurance coverage as provided for herein.

11.2	Insurance by DPT

While this Agreement is in full force and effect, DPT shall furnish COMPANY with evidence of Commercial General Liability insurance (including endorsements for Products and Contractual Liability) coverage affording a minimum amount of […***…] per occurrence combined single limit, bodily injury/property damage and […***…] aggregate liability limits. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name the COMPANY as an additional insured and provided that DPT has assumed the liability as provided for herein.

11.3	Indemnification by COMPANY

COMPANY will indemnify and hold DPT harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against DPT which are related to the breach of any of COMPANY’s warranties provided for herein or which arise out of the promotion, distribution, use, testing or sales of Products, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety, or use to be made of Products, and claims made by reason of any Product Labeling or any Packaging containing Product (provided such packaging and Labeling was purchased by DPT as provided in paragraph 2.2 (c) hereof), unless such liability, damage, loss or expense is caused by the breach of DPT’s warranties under Section VI hereof.

11.4	Insurance by COMPANY

While this Agreement is in full force and effect, COMPANY shall furnish DPT with evidence of Commercial General Liability insurance (including endorsements for Products and Contractual Liability) coverage affording a minimum amount of […***…] per occurrence combined single limit, bodily injury/property damage and

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[…***…] aggregate liability limits. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name DPT as an additional insured and provide that COMPANY has assumed the liability as provided for herein.

11.5	Stacking of Insurance

Neither COMPANY nor DPT intend for their respective insurance policies to stack on top of each other. To that end, both parties agree that if a loss is incurred, for which DPT has an obligation under Section 11.1 to indemnify COMPANY hereunder, DPT’s policies will be triggered and DPT will defend COMPANY under the additional insured endorsement, Furthermore, if a loss is incurred for which Company has an obligation under Section 11.3 to indemnify DPT hereunder, then COMPANY’s policies will be triggered and COMPANY will defend DPT under the additional insured endorsement.

11.6	Patent and Other Intellectual Property Rights

(a)	Warranty by COMPANY

COMPANY warrants that use of Products or sales of Products will not infringe any patent or other proprietary rights and that COMPANY will indemnify, defend and hold DPT harmless from any damage, judgment, loss, cost or other reasonable expense (including reasonable attorney’s fees) arising from claims that Products or the use of the Product names and any other trademarks, trade names, or trade dress used by COMPANY in connection with Products infringes patent or other proprietary rights of a third party.

(b)	Warranty by DPT

DPT shall indemnify and hold COMPANY harmless from all costs, damages and expense (including reasonable attorney’s fees) arising out of any suit or action brought against COMPANY based upon a claim that any process or technical data furnished or utilized by DPT infringes any patent or other proprietary rights.

11.7	Conditions of Indemnification

If either party expects to seek indemnification from the other under paragraphs 11.1 or 11.3 hereof, it shall promptly give notice to the other

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party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent.

XII—GENERAL PROVISIONS

12.1	Notices

Any notices permitted or required by this Agreement shall be sent by certified or registered mail with a copy by fax and shall be effective the earlier of the date received or three (3) days after deposit in the U.S. mail, if sent and addressed as follows or to such other address as may be designated by either party in writing:

If to DPT:	DPT Lakewood, LLC
c/o: DPT Laboratories, Ltd.
Attention: President
318 McCullough Ave.
San Antonio, Texas 78215
Fax: (210) 227-6132
with a copy to the General Counsel’s Office

If to COMPANY:	Insys Therapeutics
10220 South 51st Street, Suite 2
Phoenix, AZ 85044
Attention: President
Fax: (602) 910-2627
with a copy to the General Counsel’s Office

12.2	Entire Agreement; Amendment

The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT’s quotation, acknowledgment and invoice forms and COMPANY’s Purchase Order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

12.3	Waiver

No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

12.4	Obligations to Third Parties

Each party warrants and represents that proceeding herein is not inconsistent with any contractual obligations, express or implied, undertaken with any third party.

12.5	Assignment

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld. No such assignment shall release the original party hereto from its duties and obligations under this Agreement.

12.6	Governing Law and Arbitration

(a)	Governing Law

The validity, interpretation and effect of this Agreement shall be governed by and construed under the substantive laws of the State of New Jersey, excluding any conflicts of law provisions contained therein.

(b)	Arbitration

(i)

ANY DISPUTE, CLAIM OR CONTROVERSY ARISING FROM OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE INTERPRETATION, APPLICATION, BREACH, TERMINATION OR VALIDITY THEREOF, INCLUDING ANY CLAIM OF INDUCEMENT OF THIS AGREEMENT BY FRAUD OR OTHERWISE, WILL BE SUBMITTED FOR RESOLUTION TO ARBITRATION PURSUANT TO THE COMMERCIAL ARBITRATION RULES THEN PERTAINING OF THE CENTER FOR PUBLIC RESOURCES (“CPR”), EXCEPT WHERE THOSE RULES CONFLICT WITH THESE PROVISIONS, IN WHICH CASE THESE PROVISIONS CONTROL. SUCH ARBITRATION SHALL BE HELD IN (I) COMPANY’S HOME COUNTY, IF THE DEMAND FOR

ARBITRATION IS INITIATED BY DPT OR (II) OCEAN COUNTY, NEW JERSEY, IF THE DEMAND FOR ARBITRATION IS INITIATED BY COMPANY.

(ii)	The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

(iii)	The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

(iv)	The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

(v)	To the extent possible, the arbitration hearings and award will be maintained in confidence.

(vi)	Any court of competent jurisdiction may enter judgment upon any award. In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators’ findings of fact are clearly erroneous, and/or where the arbitrators’ conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court’s findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act.

(vii)	Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(viii)	EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(c)	Mediation

(i)

ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE INTERPRETATION, APPLICATION, BREACH, TERMINATION OR VALIDITY THEREOF, INCLUDING ANY CLAIM OF INDUCEMENT BY FRAUD OR OTHERWISE, WHICH CLAIM WOULD, BUT FOR THIS PROVISION, BE SUBMITTED TO ARBITRATION SHALL, BEFORE SUBMISSION TO ARBITRATION, FIRST BE MEDIATED THROUGH NON-BINDING MEDIATION. SUCH MEDIATION SHALL BE HELD IN (I) COMPANY’S HOME COUNTY, IF THE DEMAND FOR MEDIATION IS INITIATED BY DPT OR

(II) OCEAN COUNTY, NEW JERSEY, IF THE DEMAND FOR MEDIATION IS INITIATED BY COMPANY AND SHALL BE ATTENDED BY A SENIOR EXECUTIVE WITH AUTHORITY TO RESOLVE THE DISPUTE FROM EACH OF THE OPERATING COMPANIES THAT ARE PARTIES.

(ii)	After written notice of any dispute or controversy arising out of or related to the Agreement, or the interpretation, application, breach, termination or validity thereof and Written Demand for Mediation (the “Written Demand for Mediation”), the parties shall promptly confer within thirty (30) days in an effort to select a mediator by mutual agreement. In the absence of such an agreement within sixty (60) days of the date of the Written Demand for Mediation by either of the parties, the mediator shall be selected by the party making the demand for mediation. In the event that the party that has not made the Written Demand for Mediation refuses to participate in the mediation process for any reason, or mediation is not scheduled within ninety (90) days of the Written Demand for Mediation for any reason, then the part that made the Written Demand for Mediation shall have the absolute right to proceed to arbitration pursuant to paragraph 12.6(b) of this Agreement.

(iii)	The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under Section 18(b) above be delayed more than 45 days by the mediation process specified herein.

(iv)	Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

(v)	Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed

(d)	Costs

The costs of arbitration and/or mediation, including reasonable attorney’s fees, shall be borne by the losing party.

12.7	Severability

In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

12.8	Headings, Interpretation

The	headings used in this Agreement are for convenience only and are not a part of this Agreement.

12.9	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

12.10	Independent Contractor

In performing its services hereunder, DPT shall act as an independent contractor.

12.11	Export/Import Laws and Regulations

This Agreement is subject to any restrictions concerning the import or export of Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data) to or from the United States as well as the laws and regulations of any other country involved in the import or export of such Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data). COMPANY acknowledges that it shall be solely and exclusively responsible for the preparation of all import and export documentation and compliance with all import and export laws of the United States as well as the laws and regulations of any other country involved in the import or export of such Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data); except as otherwise agreed by the parties in writing. COMPANY shall indemnify and hold DPT, its officers, directors, employees, shareholders and affiliates harmless, from any and all claims, losses, liabilities, damages, fines, penalties, costs and expenses (including reasonable attorneys’ fees) arising from, or related to, any breach by COMPANY of its obligations under this provision. COMPANY shall be the importer or exporter of record for all such import or export activities. COMPANY shall cooperate with DPT as reasonably necessary to permit DPT to comply with the laws and regulations of the United States and any other country relating to the control of import or export of Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data).

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

	INSYS THERAPEUTICS		DPT LAKEWOOD, LLC

By:	/s/ Michael Babich	By:	/s/ Paul Johnson

Its:	President and CEO	Its:	President and COO

Schedule A

SCHEDULE A – 2011

Insys

Therapeutics

PRODUCT NUMBER	PRODUCT DESCRIPTION	MINIMUM ANNUAL VOLUME	BATCH SIZE	UNIT BATCH YIELD	MFG. FEE	MATERIAL FEE	TOTAL UNIT FEE
[…***…] […***…] […***…] […***…] […***…]	Fentanyl Sub lingual spray […***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…] […***…] […***…] […***…] […***…]	Fentanyl Sub lingual spray […***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…] […***…] […***…] […***…] […***…]	Fentanyl Sub lingual spray […***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]

1)	Manufacturing and Materials Fee’s are based on […***…]
2)	Effective date for above Fees is […***…] through […***…]
3)	[…***…]
4)	[…***…]
5)	[…***…]
6)	Pricing does not include […***…]
7)	Materials Fee will be based on […***…]

Initials/Date Insys Therapeutics:    /s/ MB 6/1/11

Initials/Date DPT Laboratories:    /s/ PJ 5/31/11]

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